Exhibit 99.3

Tapestry, Inc. Strengthens Leadership Team with Key Executive Appointments

Announces Appointments of Liz Fraser as CEO & Brand President, Kate Spade,
Giorgio Sarné as CEO & Brand President, Stuart Weitzman and
Yann Bozec as President, Tapestry Asia Pacific

NEW YORK--(BUSINESS WIRE)--February 6, 2020--Tapestry, Inc. (NYSE: TPR), a leading New York- based house of modern luxury accessories and lifestyle brands, today announced a number of appointments to the Company’s senior management team. These appointments will strengthen Tapestry’s ability to drive sustained long-term growth at each of its three brands.

Liz Fraser has been named CEO and Brand President of Kate Spade. She is expected to join the Company on March 1, 2020 and will assume operational control of the brand from Joanne Crevoiserat, Tapestry’s Chief Financial Officer, who has been leading the brand in an interim capacity since December 2019. In this role, Ms. Fraser will be responsible for all aspects of Kate Spade globally, working alongside the brand’s Creative Director, Nicola Glass and its leadership team. Since 2018, Ms. Fraser has been the President of Lafayette 148, a New York-based, vertically integrated, women’s fashion brand, where she was responsible for global sales and marketing, as well as design and merchandising, for apparel and accessories. She joined Lafayette 148 from Anne Klein, where she was Chief Executive Officer, and before that, Marc by Marc Jacobs, where she was President and a member of the launch team that built the business into a multichannel, multi-category global lifestyle brand.

In addition, the Company announced that Giorgio Sarné, currently President, Tapestry Asia and President & CEO Coach Asia, will be promoted to CEO and Brand President of Stuart Weitzman. He will succeed Eraldo Poletto, the brand’s current CEO and Brand President, who has decided to leave the Company effective March 1, 2020. In this role, Mr. Sarné will be responsible for all aspects of Stuart Weitzman globally, partnering closely with the brand’s Head of Product Design, Edmundo Castillo. Mr. Sarné has been with the Company since November 2013, holding progressively senior roles both in North America and Asia.

Mr. Emmanuel Ruelland, currently Vice President, General Manager, Tapestry Southeast Asia & Oceania, will succeed Mr. Sarné as President of Coach Asia (Japan, Korea, Southeast Asia, Australia and New Zealand) and will report to Joshua Schulman, CEO and Brand President of Coach.

The Company also announced that Yann Bozec, currently President, Tapestry China and President & CEO of Coach China will be promoted to President, Tapestry Asia Pacific, while continuing as President & CEO of Coach China. Mr. Bozec joined Coach Japan in 2008 and has been instrumental in the brand’s development and growth in the region, notably its success in China. More recently, he has overseen the integration of both Kate Spade’s and Stuart Weitzman’s China operations onto the Tapestry platform.

Ms. Fraser, Mr. Sarné and Mr. Bozec will all join Tapestry’s Executive Committee.

“We thank Eraldo for the dedication he brought to Stuart Weitzman and Tapestry and wish him every success in the future,” Mr. Zeitlin said. “We are delighted with the appointments of Liz, Giorgio and Yann, all three talented leaders who have best-in-class knowledge that is directly aligned to our long-term strategic plan. With Liz’s career in fashion spanning over three decades and the deep experience in brand building at Coach and Tapestry that both Giorgio and Yann bring to their new roles, we believe we are well positioned to drive sustained sales and margin growth and shareholder returns.”

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “roadmap,” "anticipate," “excited,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “progress,” “future,” “on track,” “well positioned to,” “look forward to,” “looking ahead,” “to acquire,” “achieve,” “strategic vision,” “ongoing headwinds” “growth opportunities” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our growth strategies, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, and the impact of tax legislation, and the impact of the coronavirus outbreak on our financial results, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Contacts

Tapestry, Inc.

Analysts & Media:
Andrea Shaw Resnick
Global Head of Investor Relations and Corporate Communications
212/629-2618
aresnick@tapestry.com

Christina Colone
Vice President, Investor Relations
212/946-7252
ccolone@tapestry.com